                                                                                                           EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	State of Organization
Maine Electric Power Company, Inc.	Maine
Central Securities Corporation	Maine
Cumberland Securities Corporation	Maine
NORVARCO	Maine